Exhibit 99.1

JetPay® Corporation Announces 2017 Financial Results

Revenues Increase 35.0%, including 44.5% Increase in Payment Services Revenues

Allentown, PA – March 28, 2018 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the fourth quarter and year ended December 31, 2017.

Financial Highlights

•	Revenues increased 35.0%, or $19.7 million, to $76.0 million for the year ended December 31, 2017, as compared to $56.3 million in 2016, and up 15.1%, or $2.6 million, to $19.9 million for the quarter ended December 31, 2017 from $17.3 million for the same period in 2016.

•	Revenues within Payment Services increased 44.5%, or $18.1 million, to $58.8 million for the year ended December 31, 2017, as compared to $40.7 million in 2016, and 17.4%, or $2.2 million, to $14.9 million for the quarter ended December 31, 2017 from $12.7 million for the same period in 2016.

•	Revenues within HR & Payroll Services increased 10.7%, or $1.7 million, to $17.3 million for the year ended December 31, 2017, as compared to $15.6 million in 2016, and 9.4%, or $426,000, to $5.0 million for the quarter ended December 31, 2016 from $4.6 million for the same period in 2016. This organic growth included accelerated growth in sales of our Workforce Today® human capital management solution.

•	Consolidated gross profit increased 25.5% to $23.7 million, or 31.2% of revenues, for the year ended December 31, 2017, up from $18.9 million from the same period in 2016.

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $3.3 million and $(4.2) million for the years ended December 31, 2017 and 2016, respectively. EBITDA, adjusted for non-recurring and non-cash items (“adjusted EBITDA” - see Non-GAAP Financial Measures definition and reconciliation of operating income (loss) to EBITDA and adjusted EBITDA below), was $5.2 million, or 6.8% of revenues for the year ended December 31, 2017, as compared to $3.8 million, or 6.7% of revenues, for the same period in 2016. The increase in adjusted EBITDA of 37.7% in 2017 as compared to 2016 was directly related to the positive results from previous investments made in selling, general and administrative personnel driving significant revenue growth.

•	EBITDA for the fourth quarter 2017 was up 47.1% versus the fourth quarter 2016, with EBITDA of $1.2 million and $826,000 for the fourth quarter of 2017 and 2016, respectively. Adjusted EBITDA for the quarter ended December 31, 2017 was $1.4 million, or 7.3% of revenues, as compared to $1.2 million, or 7.0% of revenues, for the same period in 2016.

•	The ratio of total debt to total capitalization, which consists of total debt of $16.1 million and common stock subject to possible redemptions, convertible preferred stock and stockholders’ equity totaling $61.8 million, was 20.6% at December 31, 2017, an improvement from 24.6% at December 31, 2016.

News Highlights

•	Signed partnership agreements with 16 additional partners over the last several months, including Bolts Technologies, a software provider that specializes in deposit account onboarding solutions for financial institutions.

•	Launched the first clients for the State of Illinois e-Pay System, with additional launches planned for the second quarter of 2018.

•	According to The Nilson Report published on March 19, 2018, JetPay was the 12th largest processor of card not present payment transactions in the US in 2017, and was the sixth fastest-growing company by volume processed among the 40 largest merchant acquirers in the US.

•	Appointed Robert Frankfurt to the Company’s Board, effective October 30, 2017. Mr. Frankfurt, the founder of Myca partners, Inc., has over 30 years of experience in assisting senior management and providing board leadership for numerous companies, including NASDAQ companies in the technology and payment processing industry. He brings valuable expertise to JetPay in the areas of strategic direction, financing strategies, acquisitions, and overall industry knowledge.

•	Appointed Robert Metzger to the Company’s Board, effective November 20, 2017. Mr. Metzger, with his extensive and valuable experience of over 25 years in investment banking and academics, including the experiences he gained from his leadership roles on various boards, including companies in the human resources and payment technology space, will be of value in assisting management and the board with strategic direction and increasing stockholder value.

“I am proud of JetPay’s company-wide revenue growth in excess of 30% for the third consecutive year, along with revenue growth in excess of 40% in our Payments Services Segment during this period,” stated Diane (Vogt) Faro, CEO of JetPay Corporation. “Our Payments and HR & Payroll businesses both had record years. We expect to carry this momentum into 2018, as we continue to integrate with the State of Illinois with significant impact starting in the second quarter of 2018, increase revenues with our new cash discount product, JetX, and increase the number and quality of key strategic relationships in both our Payment Services and HR & Payroll Services Segments. Our growth reflects an increasing ability to leverage our fixed cost base, and we anticipate continued improvement in margins in future quarters,” Ms. Faro added.

Fourth Quarter 2017 Compared to Fourth Quarter 2016

Revenues were $19.9 million for the three months ended December 31, 2017, compared to $17.3 million for the same period in 2016. Revenues for the Payment Services Segment increased $2.2 million, or 17.4%, for the three months ended December 31, 2017, compared to the same period in 2016. The increase was attributable to net revenue growth in our Government and Utilities, e-Commerce, and ISO/ISV sectors, including an increase in revenues in our cash discount product, JetX. Revenues for HR and Payroll Services Segment increased by $426,000, or 9.4%, for the three months ended December 31, 2017, compared to the same period in 2016. This increase was largely attributable to the increasing demand for our full-suite human capital management services.

Operating (loss) income for the three months ended December 31, 2017, was $(404,000), compared to $115,000 for the same period in 2016. Operating (loss) income includes depreciation and amortization expense of $1.2 million and $1.0 million for the three months ended December 31, 2017 and 2016, respectively. The decrease in operating income was primarily attributable to an unfavorable change in the fair value of contingent consideration liability of $464,000 for the three months ended December 31, 2017, compared with a favorable change of $337,000 for the same period in 2016. This $801,000 year-over-year change in fair value of contingent consideration liability was partially offset by an increase in gross profit of $302,000, while selling, general, and administrative (“SG&A”) expenses were $4.8 million in both the three months ended December 31, 2017 and 2016.

Net loss for the three months ended December 31, 2017, was $(709,000), or a net loss applicable to common stockholders of $(3.9) million after accretion of convertible preferred stock of $2.9 million, compared to a net loss of approximately $(355,000), or a net loss applicable to common stockholders of $(2.3) million after accretion of convertible preferred stock of $2.0 million for the same period in 2016.

Fiscal Year 2017 Compared to Fiscal Year 2016

Revenues increased 35.0% to $76.0 million for the year ended December 31, 2017, compared to $56.3 million for the same period in 2016, representing an increase of $19.7 million. Revenues for the Payment Services Segment increased 44.5%, or $18.1 million, for the year ended December 31, 2017, compared to the same period in 2016. This increase included revenue growth from the acquisition of our Government and Utility payments operation, which contributed an incremental $11.3 million of revenues in 2017, and continued growth in our e-Commerce, and ISO/ISV sectors, including growth in our cash discount product, JetX. Revenues for the HR & Payroll Services Segment increased $1.7 million, or 10.7%, for the year ended December 31, 2017, compared to the same period in 2016. This increase was largely attributable to the increasing demand for our full-suite, human capital management product, WorkForceToday®.

Operating loss for the year ended December 31, 2017, was $(1.3) million, compared to $(8.1) million for the same period in 2016. Operating loss includes depreciation and amortization expense of $4.5 million and $4.0 million for the years ended December 31, 2017 and 2016, respectively. The decrease in operating loss was partially related to the acquisition of JetPay Payment Services, FL, which contributed an incremental $1.4 million of operating income in 2017, as well as a $6.5 million reduction in professional fees for non-repetitive matters and legal settlement costs, all partially offset by an increase in the fair value of contingent consideration liability by $224,000 and an increase in non-cash loss on disposal of fixed assets of $110,000.

Net loss for the year ended December 31, 2017, was $(3.1) million, or a net loss applicable to common stockholders of $(13.5) million after accretion of convertible preferred stock of $10.4 million, resulting in a loss per share applicable to common stockholders of $(0.85), compared to a net loss of $(8.2) million, or a net loss applicable to common stockholders of $(14.6) million after accretion of convertible preferred stock of $6.4 million, resulting in a loss per share applicable to common stockholders of $(0.89) for the year ended December 31, 2016. The decrease in net loss was primarily related to the decrease in operating loss described above.

Conference Call

JetPay will conduct a conference call on Wednesday, April 4, 2018 at 9:00 AM EST (6:00 AM PST) to discuss these results and conduct a question and answer session. The participant conference call number is (855) 446-8217 (International Dial-In (509) 960-9039, conference ID: 9192938. There will also be access to a digital recording of the teleconference by calling (855) 859-2056 and entering the conference ID: 9192938. This will be available from two hours following the teleconference until Wednesday, April 11, 2018.

About JetPay Corporation

JetPay Corporation, based in Allentown, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management services, and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company's vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA and adjusted EBITDA, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlement costs, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, may differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating income (loss), see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and Adjusted EBITDA Reconciliation

(000’s omitted)	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Operating (loss) income	$(404)	$115	$(1,329)	$(8,088)
Change in fair value of contingent consideration liability	464	(337)	121	(103)
Amortization of intangibles	869	867	3,492	3,244
Depreciation	286	181	1,032	721

EBITDA	$1,215	$826	$3,316	$(4,226)

Professional fees for non-repetitive matters	29	186	268	1,339
Legal settlement costs	-	72	747	6,192
Non-cash stock based compensation	202	132	767	446
Non-cash loss on disposal of fixed asset	-	-	110	32

Adjusted EBITDA	$1,446	$1,216	$5,208	$3,783

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Many of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report for the fiscal year ended December 31, filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2017, the Company’s Quarterly Reports on Forms 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(610) 797-9500	(610) 797-9500
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016

	(Unaudited)		(Audited)

Revenues	$19,876	$17,261	$76,035	$56,330
Cost of revenues	13,861	11,548	52,350	37,453

Gross profit	6,015	5,713	23,685	18,877

Selling, general and administrative expenses	4,800	4,815	19,622	16,911
Settlement of legal matter	-	72	747	6,192
Change in fair value of contingent consideration liability	464	(337)	121	(103)
Amortization of intangibles	869	867	3,492	3,244
Depreciation	286	181	1,032	721

Operating (loss) income	(404)	115	(1,329)	(8,088)

Other expenses (income)
Interest expenses	275	431	1,127	1,243
Amortization of debt discounts, deferred consideration and non-cash interest costs	35	41	141	321
Other income	(5)	(2)	(19)	(8)

Loss before income taxes	(709)	(355)	(2,578)	(9,644)

Income tax expense (benefit)	328	(51)	527	(1,429)

Net loss	(1,037)	(304)	(3,105)	(8,215)
Accretion of convertible preferred stock	(2,867)	(1,954)	(10,400)	(6,378)

Net loss applicable to common stockholders	$(3,904)	$(2,258)	$(13,505)	$(14,593)

Basic and diluted loss per share applicable to common stockholders	$(0.25)	$(0.13)	$(0.85)	$(0.89)

Weighted average shares outstanding:
Basic and diluted	15,673,534	17,684,683	15,899,000	16,311,243

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Audited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash	$6,824	$12,584
Restricted cash	1,905	2,129
Accounts receivable, less allowance for doubtful accounts	5,269	4,677
Settlement processing assets and funds	52,116	35,240
Prepaid expenses and other current assets	1,725	5,849
Current assets before funds held for clients	67,839	60,479
Funds held for clients	49,288	49,154
Total current assets	117,127	109,633
Property and equipment, net	3,970	2,125
Goodwill	48,978	48,978
Identifiable intangible assets, net	22,598	26,090
Other assets	260	384
Total assets	$192,933	$187,210

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$3,364	$8,074
Accounts payable and accrued expenses	11,569	10,821
Settlement processing liabilities	51,407	35,079
Deferred revenue and other current liabilities	542	1,487
Current liabilities before client fund obligations	66,882	55,461
Client fund obligations	49,288	49,154
Total current liabilities	116,170	104,615

Long-term debt and capital lease obligation, net of current portion	12,700	13,794
Deferred income taxes	845	520
Other liabilities	1,452	1,228
Total liabilities	131,167	120,157

Commitments and contingencies

Redeemable convertible preferred stock	59,684	53,324

Common stock, subject to possible redemption	3,520	3,520

Stockholders’ (deficit) equity	(1,438)	10,209
Total liabilities and stockholders’ (deficit) equity	$192,933	$187,210

JetPay Corporation

Consolidated Statements of Cash Flows

(Audited)

(In thousands)

	For the Years Ended December 31,
	2017	2016
Operating Activities
Net loss	$(3,105)	$(8,215)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,032	721
Stock-based compensation	721	399
Employee stock purchase plan expense	46	47
Common stock issued as compensation	97	-
Amortization of intangibles	3,492	3,244
Non-cash interest costs	141	170
Amortization of debt discounts	-	151
Change in fair value of contingent consideration liability	121	(103)
Loss on disposal of fixed assets	110	30
Provision for loss on receivables	45	-
Recognition of note payable in connection with settlement of legal matter	-	1,853
Deferred income taxes	325	(1,594)
Change in operating assets and liabilities	(545)	4,827
Net cash provided by operating activities	2,480	1,530

Investing Activities
Net increase in restricted cash held to satisfy client fund obligations	(134)	(819)
Cash acquired in acquisition	-	520
Purchase of property and equipment	(2,207)	(716)
Investment in acquired technology	-	(623)
Proceeds on disposal of property and equipment	-	15
Net cash used in investing activities	(2,341)	(1,623)

Financing Activities
Payments on long-term debt and capital lease obligations	(8,114)	(14,036)
Proceeds from sale of preferred stock, net of issuance costs	825	12,406
Proceeds from notes payable	1,465	11,490
Restricted cash reserve	-	(1,900)
Payment of deferred and contingent acquisition consideration	(314)	(1,386)
Net increase in client funds obligations	134	819
Payment of deferred financing fees associated with new borrowings	(76)	(421)
Proceeds from issuance of common stock, net of issuance costs	-	64
Proceeds from issuance of common stock pursuant to employee stock purchase plan	181	47
Net cash (used in) provided by financing activities	(5,899)	7,083

Net (decrease) increase in cash	(5,760)	6,990
Cash, beginning	12,584	5,594
Cash, ending	$6,824	$12,584